EXHIBIT 4.1


THE BANK OF NEW YORK
NEW YORK'S FIRST BANK-FOUNDED 1784 BY ALEXANDER HAMILTON
101 BARCLAY STREET, NEW YORK, N.Y. 10286


                                 April 27, 2004

Van Kampen Funds Inc.
1221 Avenue of the Americas
New York, New York  10020

                       Van Kampen Unit Trusts, Series 439

Dear Sirs:

     The Bank of New York is acting as trustee for the Van Kampen Unit Trusts, Series 439 set forth above (the "Trust"). We enclosed a list of the Securities to be deposited in the Trust on the date hereof. The prices indicated therein reflect our evaluation of such Securities as of close of business on April 26, 2004, in accordance with the valuation method set forth in the Standard Terms and Conditions of Trust. We consent to the reference to The Bank of New York as the party performing the evaluations of the Trust Securities in the Registration Statement (No. 333-113234) filed with the Securities and Exchange Commission with respect to the registration of the sale of the Trust Units and to the filing of this consent as an exhibit thereto.

                                                               Very truly yours,

                                                             /s/ DESMOND O'REGAN
                                                                 Vice President